Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
AMERICAN ONCOLOGY NETWORK, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common stock, $0.0001 par value per share	Rule 457(c) and 457(h) of the Securities Act of 1933 (2)	5,300,000(3)	$6.44	$34,132,000	$0.00014760	$5,037.89

Total Offering Amounts					$34,132,000		$5,037.89

Total Fee Offsets(4)							—

Net Fee Due							$5,037.89

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.0001 par value per share (“Common Stock”), of American Oncology Network, Inc.  (the “Registrant”) that become issuable under the American Oncology Network, Inc. 2023 Incentive Equity Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.44 per share, which is the average of the high and low prices of the Registrant’s Common Stock on , 2023, as reported on the Nasdaq Capital Market.

(3)	Represents 5,300,000 shares of Class A Common Stock reserved for issuance pursuant to the 2023 Plan.

(4)	The Registrant does not have any fee offsets.